Exhibit 99.1

PRESS RELEASE For Immediate Release	CONTACT: Jill Swartz VP, Investor Relations (949) 833-8252 Ext. 123 js@tnpre.com

TNP Strategic Retail Trust

Enters into Long-Term Secured Revolving Credit Facility, with

Borrowing Potential up to $150 Million

IRVINE, Calif., (December 21, 2010) – TNP Strategic Retail Trust, Inc. (the “Company”) announced today that it has entered, through certain of its wholly owned subsidiaries, into a secured revolving credit facility with KeyBank National Association with an initial aggregate lending commitment of up to $35 million. The revolving credit facility replaces the Company’s existing $15 million facility, which matured on December 17, 2010. The new facility includes an accordion feature that allows for an increase in commitments under the facility up to $150 million as the Company continues to grow. The credit facility has an initial maturity date of December 17, 2013, subject to extension.

The Company may use the new revolving credit facility for acquisitions and investments in properties and real estate-related assets, capital and tenant improvements at existing and future properties, debt refinancings, and for other general working capital purposes. The credit facility will be secured by certain properties owned by the Company and contains a number of financial and other covenants, including minimum and maximum limits, as applicable, on the Company’s total leverage ratio, interest coverage ratio, fixed charge coverage ratio, liquidity and tangible net worth. The Company has guaranteed the obligations of the borrowers under the credit facility.

“We are pleased to expand our relationship with KeyBank and appreciate their continued support and confidence in our Company. Additionally, we expect that this increased flexibility and borrowing capacity will allow us to compete for almost any property appropriate for SRT,” said Anthony W. “Tony” Thompson, Chief Executive Officer of the Company.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. As of December 20, 2010, TNP Strategic Retail Trust has issued 2,327,097 shares of common stock and acquired four neighborhood shopping centers for approximately $53,326,000. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

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About Thompson National Properties, LLC

Thompson National Properties, LLC (“TNP”) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has seven regional offices. As of December 21, 2010, Thompson National Properties manages a portfolio of 136 commercial properties, in 30 states, totaling more than 20.1 million square feet, on behalf of over 4,000 investor/owners with an overall purchase value of $2.6 billion dollars. TNP has expanded its operations to the Middle East to provide valuation and advisory services on over 2.3 million square feet of real estate in Saudi Arabia. For more information regarding Thompson National Properties, please visit www.tnpre.com.

Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: an inability to identify appropriate options and funding for acquisitions and investments; volatility in the debt or equity markets affecting the Company’s ability to acquire or sell real estate assets; the Company’s inability to make interest and principal payments on its outstanding indebtedness; national and local economic and business conditions; the ability to maintain sufficient liquidity and the Company’s access to capital markets; the performance of real estate assets after they are acquired; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations. This release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K, as amended, and Form 10-Q. Copies of these reports are available on our website and at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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